                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION
                                       OF
                               EXELON CORPORATION


                                   ARTICLE I.

     The name of the Corporation is Exelon Corporation (the "Corporation").


                                  ARTICLE II.

     The address of the Corporation's registered office in the Commonwealth of Pennsylvania is 2301 Market Street, the City of Philadelphia, County of Philadelphia, 19103.


                                  ARTICLE III.
                                    PURPOSES

     The purpose or purposes for which the Corporation is incorporated are to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the Business Corporation Law.

                                  ARTICLE IV.
                                 CAPITAL STOCK

     The aggregate number of shares which the Corporation shall have authority to issue is 700,000,000 shares, divided into 600,000,000 shares of Common Stock, without par value (hereinafter called the "Common Stock") and 100,000,000 shares of Preferred Stock, without par value (hereinafter called the "Preferred Stock"). The board of directors shall have the full authority permitted by law to determine the voting rights, if any, and designations, preferences, limitations, and special rights of any class or any series of any class of the Preferred Stock that may be desired to the extent not determined by the articles.

     The following is a statement of the voting rights, designations, preferences, limitations, and the special rights granted to or imposed upon the Common Stock and the Preferred Stock:

                                     PART 1
                                PREFERRED STOCK
                                   DIVISION A
                               GENERAL PROVISIONS

     Section 401.   Vote Required to Increase Class or Series.  Except as
                    -----------------------------------------
otherwise provided in the express terms of any series of the Preferred Stock, the number of authorized shares of the

Preferred Stock or of any series thereof may be increased without a class or series vote or consent of the holders of the outstanding shares of the class or series affected.

                                   DIVISION B
                   VARIATIONS AMONG SERIES OF PREFERRED STOCK
                                   (Reserved)

                                     PART 2
                                  COMMON STOCK

     Section 421.   Voting Rights.  At all meetings of the shareholders of the
                    -------------
Corporation the holders of Common Stock shall be entitled to one vote for each share of Common Stock held by them respectively, except as otherwise expressly provided in this article.

     Section 422.   Dividend and Other Distribution Rights.  Whenever full
                    --------------------------------------
dividends or other distributions on all series of the Preferred Stock at the time outstanding having preferential dividend or other distribution rights shall have been paid or declared and set apart for payment or otherwise made, then such dividends (payable in cash or otherwise) or other distributions, as may be determined by the board of directors may be declared and paid or otherwise made on the Common Stock, but only out of funds legally available for the payment of such distributions.

     Section 423.   Liquidation Rights.  In the event of any liquidation,
                    ------------------
dissolution or winding up of the Corporation, the assets and funds of the Corporation available for distribution to shareholders, after paying or providing for the payment to the holders of shares of all series of Preferred Stock of the full distributive amounts to which they are respectively entitled pursuant to the terms of such Preferred Stock, shall be divided among and paid to the holders of Common Stock according to their respective shares.

                                     PART 3
                                    GENERAL

     Section 431.   Preemptive Rights.  Except as otherwise provided in the
                    -----------------
express terms of any class or series of shares, or in any contract, warrant or other instrument issued by the Corporation, no holder of shares of the Corporation shall be entitled, as such, as a matter of right to subscribe for or purchase any part of any issue of shares or other securities of the Corporation, of any class, series or kind whatsoever, and whether issued for cash, property, services, by way of dividends, or otherwise.

     Section 432.  Special Meeting of Shareholders.  Except as otherwise
                   -------------------------------
provided by law or in the express terms of any class or series of shares, or in any contract, warrant, or other instrument issued by the Corporation, no holder of shares of the Corporation shall be entitled, as such, as a matter of right to call a special meeting of the shareholders.

     Section 433.   Amendments to Terms of Preferred Stock.  If and to the
                    --------------------------------------
extent provided by the express terms of any series of the Preferred Stock, the board of directors may, without the consent of the holders of the outstanding shares of such series or of the holders of any other shares of the Corporation (unless otherwise provided in the express terms of any such other shares), amend these articles of incorporation so as to change any of the terms of such series.

                                   ARTICLE V.
                                   MANAGEMENT

     The following provisions shall govern the management of the business and affairs of the Corporation and the rights, powers or duties of its security holders, directors or officers:

     Section 501.   Effective Date of Article and Amendments Thereto.  This
                    ------------------------------------------------
article and any subsequent amendments thereto which require governmental approval, if any, shall take effect upon receipt of such governmental approval.

     Section 502.   Classification of Board of Directors.
                    ------------------------------------

     The board of directors of the Corporation shall be classified in respect of the time for which they shall severally hold office as follows:

     (1)  The term of office of at least one class shall expire in each year.

     (2) Except as otherwise provided in the express terms of any series of the Preferred Stock with respect to the election of directors upon the occurrence of a default in the payment of dividends or in the performance of another express requirement of the terms of such series, the members of each class shall be elected for a term not to exceed four years and until their respective successors shall have been elected and qualified, except in the event of their earlier death, resignation or removal.

     (3) The number of directors constituting each class shall be approximately equal in size.

     Section 503.   Number of Directors.  The number of directors of the
                    -------------------
Corporation constituting the whole board and the number of directors constituting each class of directors as provided by Section 502 shall be fixed solely by resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies on the board of directors, except as otherwise provided in the express terms of any class or series of Preferred Stock with respect to the election of directors upon the occurrence of a default in the payment of dividends or in the performance of another express requirement of the terms of such Preferred Stock.

     Section 504.   Straight Voting for Directors. The shareholders of the
                    -----------------------------
Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

     Section 505.   Liability of Directors and Officers.
                    -----------------------------------

        (a) A director shall not be personally liable, as such, for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature, including, without limitation, attorney's fees and disbursements) for any action taken, or any failure to take any action before, on or after the date of these Articles of Incorporation, unless:

                (i) the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Business Corporation Law; and

                (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

             (b) The provisions of paragraph (a) shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, State or Federal law.

             (c) No amendment or repeal of this Section 505 shall have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any such act on the part of such director occurring prior to the effective date of such amendment or repeal.

     Section 506.   Conduct of Officers.   In lieu of the standards of conduct
                    -------------------
otherwise provided by law, officers of the Corporation shall be subject to the same standards of conduct, including standards of care and loyalty and rights of justifiable reliance, as shall at the time be applicable to directors of the Corporation.

     Section 507.   Bylaws.  Except as otherwise provided in the express terms
                    ------
of any series of the shares of the Corporation, the bylaws and, except as otherwise stated in this Section 507, bylaws made by the board of directors or shareholders may be altered or repealed by the board of directors. The shareholders or the board of directors may adopt new bylaws except that the board of directors may not adopt, alter or repeal bylaws that the Business Corporation Law specifies may be adopted only by shareholders, and the board of directors may not alter or repeal any bylaw adopted by the shareholders that provides that it shall not be altered or repealed by the board of directors.

                                  ARTICLE VI.
                                 MISCELLANEOUS

     Section 601.   Headings.  The headings of the various sections of these
                    --------
articles of incorporation are for convenience of reference only and shall not affect the interpretation of any of the provisions of these articles.

     Section 602.   Reserved Power of Amendment.  These articles of
                    ---------------------------
incorporation may be amended in the manner and at the time prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                       5